Exhibit 10.22

PRIMARY CARE PHYSICIAN PROVIDER AGREEMENT

BETWEEN

WELLCARE OF FLORIDA, INC.

AND

Renaissance Health Systems of Florida, Inc

THIS PRIMARY CARE PHYSICIAN PROVIDER AGREEMENT Agreement”) is made and entered into this 7th day of November, 2001, (the “Effective Date”) and between WellCare of Florida, Inc. (“Health Plan”), and Renaissance Health Systems Florida, Inc (“Provider”).

RECITALS

A.

Whereas, Health Plan operates a State licensed Health Maintenance Organization; and either contracts with or has applied to the Florida Agency for Health Care Administration and/or the Centers for Medicare and Medicaid Services to offer benefit plans in Provider’s service area; and

B.

Whereas, Provider is a duly licensed _____________ and is capable and willing to provide Covered Services to Health Plan Members; and

C.

Whereas, the parties desire to set forth their agreement concerning the provision of medical services to Health Plan Members by Provider.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I: Definitions

1.1

Authorization or Authorized. A determination which sometimes is required by the Health Plan or its delegated entities that Covered Services are or were Medically Necessary and meet the standards and criteria for payment according to the Health Plan’s established QI/UM Program. Authorization is not an assurance or waiver that the eligibility of a Member is valid, and therefore not a guarantee of reimbursement.

1.2

Commercial Policy. A policy which sets forth the terms and conditions governing the relationship between Health Plan and policy holder for the provision of Covered Services to Commercial Members. Commercial Members are those individuals and groups insured by the Health Plan under a group or individual policy.

1.3

Covered Services. Medical, hospital, care for Emergency Conditions and other health care services and benefits to which Members are entitled under the terms of the applicable Commercial Policy, Medicaid Contract, Medicare Contract, or Healthy Kids Contract, as determined by Health Plan, and as described on Attachment A. Any services which are provided must be Medically Necessary to be a Covered Service. “Non-Covered Services” are those to which a Member is not entitled or which are not Medically Necessary.

1.4

Emergency. Emergency medical condition is defined pursuant to section 409.901 (9), F.S. An Emergency medical condition is: (a) A medical condition manifesting itself by acute symptoms of sufficient severity, which may include severe pain or other acute symptoms, such that a prudent layperson, pursuant to Section 4704 of the 1997 Balanced Budget Act, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in any of the following: 1. Serious jeopardy to the health of a patient including a pregnant woman or a fetus. 2. Serious impairment to bodily functions. 3. Serious dysfunction of any bodily organ or part. (b) With respect to a pregnant woman: 1. That there is adequate time to effect safe transfer to another hospital prior to delivery. 2. That a transfer may pose a threat to the health and safety of the patient or fetus. 3. That there is evidence of the onset and persistence of uterine contraction or rupture of the membranes which results in medical screening, examination and evaluation by a physician, or, to the extent permitted by applicable laws, by other appropriate personnel under the supervision of a physician, to determine whether an Emergency medical condition exists, and the care, treatment, or surgery for a Covered Service by a physician which is necessary to relieve or eliminate the Emergency medical condition, within the service capability of a hospital. This includes Covered Services that are (1) furnished by a provider qualified to furnish Emergency services; and (2)

needed to evaluate or stabilize an Emergency medical condition.

1.5

Medicaid Contract. The contract between the Health Plan and the State of Florida, Agency for Health Care Administration (“AHCA”), or its successor, pursuant to which the Health Plan agrees to arrange for the provision of Covered Services to persons eligible for Medicaid under Title XIX of the Social Security Act and Chapter 409, F.S.

1.6 Medical Staff. Refers to a hospital’s or ambulatory surgical center’s medical staff as that term is defined in the bylaws of the facility’s medical staff, and as such bylaws may be amended from time to time.

1.6

Medical Staff. Refers to a hospital’s or ambulatory surgical center’s medical staff as that term is defined in the bylaws of the facility’s medical staff, and as such bylaws may be amended from time to time.

1.7

Medical Necessity or Medically Necessary. The definition contained in section 59 G-1.010 (166), F.A.C., (2002) is utilized for this term.

1.8

Medicare Contract. The contract between the Health Plan and the Centers for Medicare and Medicaid Services (“CMS”), or its successor, in which the Health Plan agrees to arrange for the provision of health care services to persons eligible for Medicare under Title XVIII of the Social Security Act.

1.9

Member. Eligible individual covered by or enrolled under a Commercial Policy (“Commercial Member”), the Medicaid Contract (“Medicaid Member”) or the Medicare Contract (“Medicare Member”) or applicable Health Kids Contract (“Healthy Kids Member”). For Medicaid Members, the eligible dependents include newborn children of such individual, and Provider shall accept such newborns as a Member and shall provide Covered Services for the remainder of the birth month plus the following two (2) months. For Commercial Members, Commercial Member includes dependent, family Members who are enrolled under the Commercial Policy.

1.10

Participating Hospital. A hospital with which the Health Plan has contracted to render inpatient or outpatient services to Members.

1.11

Participating Physician. Duly licensed doctor of medicine, dentistry, psychiatry, osteopathic medicine, doctor of chiropractic or podiatric medicine, each respectively having an unrestricted license to practice in the jurisdiction in which such individual’s services are to be provided, including, if applicable an unrestricted license to prescribe controlled medications, substances and supplies. Each Participating Physician must be credentialed pursuant to Health Plan’s credentialing criteria and have a contract with Health Plan to be considered “participating.”

a)

Primary Care Provider (PCP). A Participating Physician who has agreed to provide Covered Services to Members who have selected or have been assigned to that Participating Physician, and who assumes primary responsibility for arranging and coordinating the overall health services of such Members, as applicable. Any Covered Services provided by a PCP as a Specialist shall be compensated as a PCP.

b)

Specialist. A Participating Physician who has entered into an agreement with Health Plan, or on whose behalf an agreement has been entered into with Health Plan (including any physicians employed by, associated with or contracting with the Specialist), to provide certain services generally not provided by PCPs to Members upon appropriate Referral.

c)

Covering Physician. A Participating Physician who has entered into an agreement, either oral or written, with a PCP or Specialist to arrange Covered Services for Members when the participating PCP or Specialist is not available. Covering Physician must have an agreement with Health Plan.

1.12

Participating Provider. This term includes Participating Physicians, Hospitals and any other professional or facility with which Health Plan has a contract to provide Covered Services.

1.13

Provider Manual. The applicable policies and procedures of Health Plan as established or modified by Health Plan, from time to time. Health Plan shall make the Provider Manual or Provider In-Service Manual available to Provider either on Health Plan’s web site, when available, or as otherwise provided. The Provider Manual shall include the QI/UM Program described in this Agreement, even if it is a separate document.

1.14

Quality Improvement and Utilization Management Program (QI/UM Program). A program established by the Health Plan for the purpose of reviewing and making determinations and establishing Health Plan’s policies and procedures regarding the quality of delivery of Covered Services rendered to Members. This includes evaluations in regards to timeliness, quality and appropriateness of medical care by the committees established by Health Plan to oversee the QI/UM Program. The QI/UM Program outlined in the Health Plan’s policies and procedures may be changed by the Health Plan upon notice to the Provider, which may be provided by posting on the web site.

1.15

Referral. An action taken by a Provider that directs a Member to receive Covered Services from another Participating Provider and which is not provided by the Provider under the terms defined by the Health Plan and on Attachment A. For each Referral, Provider shall obtain from Health Plan a form or number evidencing an approval by Health Plan for Referral of a Member to a health care provider. Provider is responsible for referring Members to other Participating Providers for the receipt of Covered Services. The parties acknowledge a Referral shall not be required in cases for which Health Plan has indicated a self-referral is available.

1.16

Subcontractor. A person or entity that is contracted by Provider to provide Covered Services to Members pursuant to this Agreement.

Article II: Obligations of Health Plan

2.1

Member Eligibility. Health Plan shall provide each Member an identification card, which Members will be expected to present when seeking Covered Services from Provider. Health Plan shall also establish procedures by which Provider will be able to preliminarily verify whether a presenting individual is a current Member. Provider shall comply with such verification procedures. Health Plan cannot guarantee the eligibility status of any individual.

Health Plan will make eligibility determinations in the exercise of its sole discretion. In the event that a Provider arranges Covered Services for an individual based upon compliance with the above referenced procedures, and Health Plan subsequently determines that such individual was not entitled to receive Covered Services, then Health Plan shall notify Provider of that individual’s ineligibility at the time the claim is processed or if subsequently notified of ineligibility by AHCA. Regardless of whether Authorization has been given, Health Plan shall be permitted to recover payments made to Provider pursuant to this Agreement for such individual retroactive to the date of ineligibility, pursuant to statute, and shall have no liability to Provider for any Covered Services rendered on or after the date of ineligibility. Provider shall obtain payment directly from such individuals or other responsible third party for services provided on or after the date on which the individual became ineligible, and shall not seek any recovery from Health Plan.

2.2

Administrative Procedures. Health Plan shall make available to Provider administrative procedures for record keeping, reporting and other administrative duties of Provider under this Agreement, as more fully set forth in the Provider Manual. Provider agrees to abide by these administrative procedures.

2.3

Compensation. For all Covered Services for which Provider is responsible hereunder, as set forth in Attachment A, Health Plan shall compensate Provider in accordance with Attachment B for the provision of Covered Services. If a Provider provides any Covered Service not specified in Attachment A or any Non-Covered Service, Provider shall not be entitled to any compensation for such services. Provider shall accept such compensation with the exception of applicable copayments, and/or deductibles (Co-payments) as payment in full for all services provided by Provider except as otherwise provided by this Agreement. Provider shall not bill a Medicaid Member for co-payments.

2.4

Reports. Health Plan shall provide Provider with periodic statements with respect to the financial arrangements set forth in Attachment B in accordance with procedures developed by Health Plan.

2.5

Provider Listing. Health Plan shall make available to Provider a current listing of Participating Providers.

ARTICLE III: OBLIGATIONS OF PROVIDER

3.1

Health Services. Provider agrees to provide or arrange for the provision of those Covered Services set forth on Attachment A hereto, consistent with Health Plan’s QI/UM Program. Provider shall not bill Members for services that are determined by Health Plan, in its sole discretion, not to be Medically Necessary unless Member has been informed, in advance by Provider that the services are not Medically Necessary and has agreed to be financially liable for those services.

3.2

Provision of Services and Professional Requirements. Provider agrees to provide Covered Services to Member in the most cost efficient setting, consistent with sound medical judgment.

a)

Provider agrees to make necessary and appropriate arrangements to ensure the availability of services to Members on a 24 hour per day, 7 day per week basis, including arrangements to ensure coverage of Members after hours or when Provider is otherwise absent.

b)

Provider agrees to ascertain and ensure that any Covering Physician will cooperate with and accept the findings of Health Plan’s peer review procedures as they relate to services provided to Members and that such Covering Physician will seek Authorization from the Health Plan prior to all hospitalizations, except for Emergencies or as otherwise provided in the QI/UM Program.

c)

Provider agrees to be responsible for making suitable arrangements with the Covering Physician regarding the amount and manner in which Covering Physician will be reimbursed or otherwise compensated for services provided on Provider’s behalf, as further described on Attachment A. Provider shall also ensure that the Covering Physician will not under any circumstances, bill Members (except applicable copayment) or Health Plan for Covered Services. Provider shall ensure that Covering Physician complies with and supplies all items required under section 3.8 below.

d)

Provider agrees to render services consistent with the standards of medicine and osteopathy, and such services shall be performed in accordance with customary rules of ethics and conduct promulgated by the American Medical Association, the American Osteopath Association, the American Hospital Association and similar provider organizations, as applicable, and such other organizations to which Provider is subject to licensing and control or board certification, as applicable.

e)

Provider agrees to utilize such Participating Providers as are available and appropriate for effective and efficient delivery of Covered Services.

f)

Provider agrees to immediately disclose to Health Plan within one (1) business day of its becoming aware of: (i) loss or restriction of any of its hospital privileges; (ii) loss or limit of its DEA permit; (iii) loss or restriction of its license to provide health care services in any state as well as any actions taken by the state, Joint Commission on Accreditation of Healthcare Organizations (JCAHO), or any other regulatory body that would materially impair the ability of Provider to provide or arrange for Covered Services to Members; (iv) loss or suspension of its participation in the Medicare or Medicaid programs; (v) any adverse action by a governmental body; or (vi) receipt of notice of intent to file or actual filing of any professional liability action against Provider or an entity in which Provider has an ownership interest other than a publicly traded company. Compliance with these requirements by Provider shall not constitute notice or compliance with the notice provisions of Chapter 766, Florida Statutes.

g)

Provider agrees to hold active Medical Staff admitting privileges in at least one (1) Participating Hospital with which Health Plan has a written agreement or, in the alternative, Provider must agree to use an admitting panel or hospitalist as designated by Health Plan, or make other suitable arrangements acceptable to Health Plan.

h)

Provider agrees that Provider, and all health care providers employed by or associated with Provider shall, for the term of this Agreement, be licensed or otherwise authorized by law to practice under their health care profession and shall meet all credentialing and recredentialing requirements as established by Health Plan.

i)

Provider agrees and warrants that Provider is in compliance with all applicable local, state and federal laws relating to the provision of medical services, including the Federal Clinical Laboratory Improvement Act, anti-referral requirements, physician investment and other acts, as applicable.

j)

Provider acknowledges Health Plan’s obligation and right to report to and access the National Practitioner Data Bank as it relates to Provider. Provider agrees to assist HealthPlan in accessing and reporting to the Data Bank, including making inquiries to the Data Bank on behalf of Health Plan, if requested to do so by Health Plan, AHCA or Centers for Medicare & Medicaid Services (“CMS”).

k)

Provider agrees to provide Health Plan with ninety (90) days prior written notice that it will not be available to prospective Members.

l)

Provider agrees to not initiate general communication, whether orally, in writing or by any other communication method, regarding Health Plan with Members, except with respect to the treatment of a particular medical condition, collection for Non-Covered Services, or copayment’s or deductibles, and as otherwise described in section 3.15 of this Agreement, without the prior written consent of Health Plan, which may be withheld in Health Plan’s sole discretion. This provision shall survive the termination of this Agreement for a period of 6 months.

m)

Provider agrees to implement applicable and reasonable procedures necessary to assist Health Plan in obtaining and maintaining external accreditation of Health Plan by the Accreditation Association for Ambulatory Health Care (AAAHC) or any other similar accrediting agency selected by Health Plan.

3.3

Claims and Compensation. The claims and compensation procedures shall be as follows:

a)

As compensation for its services hereunder, Health Plan shall pay Provider for Authorized Covered Services rendered to Members at mutually agreed upon rates as set mforth in Attachment B and in accordance with the Provider Manual and the QI/UM Program. Provider expressly agrees to accept such compensation as payment for the provision of Covered Services.

b)

Provider shall only bill for Covered Services rendered to Members according to the compensation detailed in Attachment B. In connection with each billing for Covered Services, Provider shall submit a bill to Health Plan for all services rendered in a manner consistent with the terms of this Agreement in a billing form acceptable to Health Plan within six months of providing such services. Health Plan shall pay Provider for such services within the time periods required by applicable law. If Provider has not billed Health Plan for Covered Services rendered to Members within six (6) months of a Member’s receipt of such Covered services, Provider’s claim for compensation with respect to such services shall be deemed waived. Health Plan shall consider all complete billings by Provider final unless Provider requests an adjustment in writing within thirty five (35) days after receipt of such original billings.

c)

Provider shall submit claims for Covered Services on standard CMS 1500 forms which identify the health services provided to Members and which shall contain such statistical and descriptive medical and patient data as specified by Health Plan.

d)

Health Plan reserves the right to make adjustments to payments previously made herein to reflect corrections based on internal or external audits or other review by Health Plan. Provider shall have the right to review Health Plan’s audit results, if any, at a time and place mutually convenient to both parties. This clause shall survive the termination of this Agreement for a period of one (1) year. The adjustments will be made according to section 641.3155, F.S.

e)

This section provides you with notice that under Florida law, any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete or misleading information is guilty of a felony of the third degree.

f)

Provider agrees to promptly notify Health Plan of all duplicate payments regardless of cause. Upon notice and in accordance with section 641.3155, F.S., Health Plan may offset such overpayment against future payments to Provider.

3.4

Referrals.

a)

In addition to the provision of Covered Services, if Provider is a PCP, Provider shall have the primary responsibility for arranging and coordinating the overall health services of Members, including appropriate Referral to Specialists or Participating Hospitals, as well as managing and coordinating the performance of administrative functions relating to the delivery of Covered Services to Members in accordance with this Agreement, unless otherwise directed by Health Plan.

b)

Except in the case of an Emergency, or when authorized by the Health Plan, Provider agrees to refer Members only to other Specialists or Participating Hospitals, to obtain the approval of Health Plan prior to such Referral, to furnish the Member’s PCP and such Specialist or Participating Hospital or other Participating Provider complete information on treatment procedures and diagnostic tests to be performed. In the event that Covered Services required by a Member are not available from Specialists or Participating Hospitals or Participating Providers, other specialists or hospitals or providers may be utilized with the prior approval of Health Plan. If Provider refers a Member to a Specialist, Participating Hospital or other Participating Provider, in a manner contrary to the QI/UM Program, the cost of such services shall, at Health Plan’s option, be the financial responsibility of Provider and Health Plan may offset such liability from the amounts otherwise due Provider pursuant to this Agreement.

3.5

Non-Covered Services. The Provider shall, prior to the provision of any Non-Covered Services, inform the Member and obtain the Member's written acknowledgment that he or she has been informed, in conformity with the requirements of Section 1879 of the Social Security Act, of the following: (1) the nature of the Non-Covered Service(s); (2) an explanation of why the Provider believes that neither Health Plan nor the Medicare or Medicaid programs will pay for or be liable for such Non-Covered Services; and (3) that the Member will be personally and financially liable for payment of such Non-Covered Services. Amounts due for Non-Covered Services may then be billed to the Member at the Provider’s usual and customary charge but in the case of Medicaid or Medicare Members may not exceed the Medicare or Medicaid rate (if established by Medicaid or Medicare).

3.6

No Discrimination; Acceptance of Members. Provider shall observe, protect and promote the rights of Members as patients without regard to race, age, sex, national origin, religion, place of residence, economic status, health status or health care needs, benefit plan or source of payment of such Members, including individuals who have or are currently receiving care from Provider for whom payment is being made on a self-pay basis or through other third party payor program. Provider agrees to accept such latter group of individuals as Members even if Provider is not available to prospective members pursuant to Section 3.2(k) above.

3.7

Charges to Members; Member Non-Liability. Health Plan shall require Members to pay applicable copayments for certain Covered Services at the time services are rendered. It is the responsibility of Members to pay such copayments at the time services are received. If a Member fails to pay co-payments, Provider shall inform Health Plan immediately. Provider shall indemnify and hold Health Plan and Members harmless from any costs, including legal fees, relating to improper billing practices or consequential effects caused by the breach of the terms of this Agreement. Provider shall not charge Medicaid enrollees for missed appointments. Provider agrees to accept Health Plan’s payment as payment in full, and shall not balance bill any Member. Provider agrees and warrants that in no event including, but not limited to, nonpayment by Health Plan, Health Plan’s insolvency, or breach of this Agreement, shall Provider, or any representative of Provider, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against any Member, or persons other than Health Plan acting on any Member’s behalf, defined below, for Covered Services provided pursuant to this Agreement. Provider further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and Members, or persons acting on their behalf.

3.8

Records and Reports; Encounter Data.

a)

Provider shall maintain and provide, complete and accurate fiscal records as well as medical and social records, as needed by Health Plan to satisfy its reporting obligation under the Contracts (as defined in section 5.2 hereof), state and federal law, and for program management purposes, including but not limited to, accrediting agencies, HEDIS, Child Health Checkup (CHCU) reporting (if applicable), and financial and administrative information.

b)

Provider shall provide Health Plan with summary data on magnetic tape, floppy disk or other electronic format acceptable to Health Plan within forty-five (45) days after the end of each month, provided that Provider is provided with the software codes to communicate with Health Plan's system.

c)

Records shall be maintained for a period of not less than six (6) years from the earlier of (1) termination of this Agreement , (2) last patient contact or (3) when the patient is no longer assigned to Provider, and if records are under review or audit, be retained until such review or audit is complete. The right to access described herein shall extend through six (6) years from the final date of the applicable contract period or completion of audit, whichever is later, provided, however, that such access may be required for a longer time period if: (1) CMS or AHCA determines that there is a special need to retain a particular record or group of records for a longer period and CMS or AHCA provides notice to Provider at least thirty (30) days before the normal disposition date; and (2) CMS or AHCA determines that there has been a termination, dispute, fraud or similar fault, in which case, the retention may be extended to six (6) years from the date of any resulting final resolution of the matter; or (3) CMS or AHCA determines that there is a reasonable possibility of fraud, in which case it may perform the inspection, evaluation or audit at any time.

d)

Health Plan, AHCA, Department of Health and Human Services (“DHHS”), CMS, Department of Financial Services (“DFS”), the Comptroller General, all accrediting agencies or their designees shall have the right to audit, evaluate or inspect any books, contracts, medical records, patient care documentation or other records of Provider that pertain to: (1) the services performed under this Agreement; (2) reconciliation of benefit liabilities; (3) determination of amounts payable; (4) medical audit or review; (5) utilization management; or (6) other relevant matters as such person conducting the audit, evaluation or inspection deems necessary. Health Plan shall have the right to copy such books and medical records, either with the written consent of Members, as contained in Health Plan’s enrollment form that is hereby deemed satisfactory by Provider for such purposes, or as otherwise provided by applicable law. In the event an examination of the Covered Services rendered under this Agreement is conducted by appropriate state, federal or other governmental officials, Provider shall submit any required books and records to facilitate such examination. Medical records of Members shall be treated as confidential so as to comply with all applicable state and federal laws and regulations regarding the confidentiality of patient records. Health Plan, during regular business hours and upon reasonable notice and demand, shall have access to and the right to audit all information and records or copies of records, free of charge, related to Covered Services rendered under this Agreement.

e)

In the event that Health Plan requests copies of medical records from Provider to make a determination of Medical Necessity or as otherwise permitted pursuant to this Agreement, such records shall be promptly copied and delivered to Health Plan, without cost to Health Plan.

f)

Health Plan and Provider shall safeguard the privacy of any health information that identifies a particular Member. Health Plan and Provider shall abide by all federal and state laws regarding confidentiality and disclosure of medical records and other health and enrollee information. Provider further agrees to allow Health Plan the right to periodically monitor and access Provider’s records in order to ensure Provider’s compliance with all state and federal confidentiality laws, statutes and regulations and Health Plan policies and procedures. Provider shall assure its own compliance and that of any business associates with all the privacy and security provisions of HIPAA regulations and in accordance with 42 CFR, Part 431, Subpart F, as they become effective.

g)

For the purpose of conducting the above activities, Provider shall make available its premises, physical facilities, equipment and records relating to Members, and any additional relevant information that Health Plan, AHCA, CMS, DFS, DHHS, Comptroller General, accrediting agencies, or their designee may require. Health Plan, AHCA, CMS, DFS, DHHS and Comptroller General during regular business hours and upon reasonable notice, shall have the right to inspect Provider’s facilities, including Provider’s equipment.

h)

Provider shall also provide Health Plan with a copy of any and all adverse incident reports filed with AHCA pursuant to Florida law, involving any of the Members. Receipt of the notices required by this section shall not constitute an assumption of liability on the part of Health Plan.

i)

Provider also agrees to establish procedures for Members to obtain correction of and timely access to medical records and other health enrollment information that pertains to them.

3.9

Health Plan Policies and Procedures and Regulatory Requirements. Provider agrees to comply with the following:

a)

all credentialing and recredentialing processes and all medical management, quality assessment and performance improvement, medical policy, peer review, on site review, advance directives, or other similar CMS, AHCA, accrediting agencies or Health Plan policies and programs;

b)

Health Plan’s Member grievance and appeal/expedited appeal processes, including gathering and forwarding information to Health Plan on a timely basis, as required in Health Plan’s policies and procedures, that will permit Health Plan to meet CMS and AHCA required timeframes for disposition of grievances and appeals and to comply with final determinations rendered. Provider agrees to notify Health Plan within two (2) business days when a Member files an informal or formal complaint as set forth in Health Plan’s grievance procedure, as provided by Health Plan from time to time, and to refer Members who have complaints to Health Plan’s member services department. Each party shall cooperate with the other party in the investigation of any such complaint;

c)

the activities of any independent quality review and improvement organization approved by CMS or AHCA that is under contract with Health Plan;

d)

as applicable, Health Plan’s processes for identifying Members with complex or serious medical conditions, case and disease management, assessment of those conditions, and establishment and implementation of a treatment plan appropriate to those conditions; and

e)

All terms and conditions of the Provider Manual as set forth therein.

3.10

Access and Member Satisfaction Surveys. Provider shall fully comply and participate in access surveys conducted by Health Plan in order to monitor compliance with Health Plan’s accessibility and availability standards, and Provider shall cooperate with Health Plan in conducting member satisfaction surveys.

3.11

Insurance.

a)

Provider agrees to comply with the financial responsibility requirements of section 458.320, F.S. (2002). In addition, Provider shall maintain such liability and malpractice insurance, of such types and in such amounts as Health Plan shall require of similar providers in its network. If Provider desires a variance from the insurance standards, Provider must obtain written authorization from Health Plan, which decision Health Plan may make in its sole and absolute discretion. Provider shall provide copies of such insurance coverage certificate or proof of compliance with the financial responsibility requirements to Health Plan upon request. Both parties shall obtain workers’ compensation insurance to cover all employees as required by applicable state laws but in no event to an amount less than $100,000 per incident/accident. Provider further agrees that Health Plan shall be given ninety (90) days prior written notice of cancellation or termination of Provider’s insurance policies or compliance with the financial responsibility requirements. In the event of such cancellation and/or termination, Health Plan may terminate this Agreement effective immediately upon Provider’s receipt of written notice from Health Plan.

b)

Provider agrees to notify Health Plan immediately when a Member files a claim or a notice of intent to commence legal action against Provider. Upon request by Health Plan, Provider agrees to provide full details of the nature, circumstances and disposition of such claims to Health Plan or its legal representative. Compliance with these requirements by Provider shall not constitute notice or compliance with the notice provisions of Chapter 766, Florida Statutes.

c)

The parties agree to adhere to and be bound by the common law and statutory principlesof indemnification and contribution, as they exist in the State of Florida.

3.12

Indemnification and Hold Harmless.

a)

Provider and Health Plan agree to indemnify and hold harmless each other from and against any and all debts of the other, and from any and all debts, claims, recoupments, overpayments, damages, costs, causes of action, expenses or liabilities, including reasonable attorney’s fees and court costs (including attorney’s fees and costs to enforce this indemnity): (1) to the extent proximately caused by, or which may arise out of, or are incurred in connection with, any breach of the other’s obligations under this Agreement, or (2) any negligent, intentional act or other wrongful conduct arising from the other’s provision of any services or obligations to Members. This section shall survive the termination of this Agreement for any reason, including insolvency.

b)

Provider agrees to indemnify and hold Members harmless from and against any and all debts of Provider. This section shall survive the termination of this Agreement for any reason, including insolvency.

c)

Provider and Health Plan agree to notify each other, in writing, within thirty (30) days, by certified mail, return receipt requested, at the addresses given below of any claim made against the other on the obligations indemnified against.

d)

Provider and Health Plan agree to be responsible for the cost of defense for any claims brought or actions filed against the other with respect to any of the items described in this section for which the applicable party is responsible for providing indemnity hereunder. In case a claim should be brought or an action filed with respect to the subject of indemnity herein, the responsible party shall employ attorneys of its own selection to appear and defend the claim or action on its behalf; however, the nonresponsible party, at its option and expense, may hire attorneys of its own selection to monitor such claim or action, and appear on its behalf. Each party shall be the sole judge of any claims or action against such party, and shall determine the direction of its defense.

3.13

Administrations.

a)

Health Plan may use the name of Provider and address, phone number, type of practice, hospital affiliations, as may be applicable, and include Provider in Health Plan’s roster of Participating Providers and other Health Plan materials. Provider may use the name of Health Plan to indicate it is a Participating Provider, subject to Health Plan’s written approval, which shall not be unreasonably withheld.

b)

Provider will cooperate to the fullest extent possible to allow Health Plan to evaluate possible subrogation claims and to coordinate benefits in accordance with Medicaid third party liability, Medicare recovery, and the National Association of Insurance Commissioner’s (“NAIC”) guidelines. In the event Provider provides Covered Services to a Member, Provider, at its sole cost and expense, will cooperate to the fullest extent possible to:

(i)

Determine whether the Member has medical service coverage in addition to Health Plan;

(ii)

Determine the Member’s primary and secondary payor, in accordance with Medicaid, Medicare, or NAIC guidelines (as applicable); and

(iii)

Secure reimbursement from primary payor.

c)

Provider agrees to post the Consumer Assistance Notice prominently in the reception area, clearly noticeable by all patients pursuant to section 641.511 (11), F.S.; and Patient Rights and Responsibilities in accordance with section 381.026, F.S.

3.14

Coordination of Benefits. Provider shall bill and process forms for any and all third-party payors who have primary liability, prior to submission to Health Plan. To collect any amounts due, Provider shall supply Health Plan such relevant information as it has collected from Members regarding coordination of benefits. If Provider fails to commence such billing and processing within ninety (90) days of the rendition of care, Health Plan shall have the exclusive right to pursue such collections and retain all funds received. Health Plan shall perform coordination of benefits for all other services and shall be entitled to retain all funds collected. Provider shall only bill Health Plan for the difference, if any, between the amount due from all other third-party payors and the amount due under this Agreement as set forth in Attachment B, to the extent that such other payments do not constitute payment in full by such other third-party payors under applicable laws, regulations or any agreement between Provider and other thirdparty payors. Health Plan shall reimburse said difference from Provider according to applicable state and federal laws.

3.15

Noninterference with Advice to Plan’s Members. Nothing in the Agreement is intended  to prohibit or restrict Provider from advising or advocating on behalf of a Member about: (1) the Member’s health status, medical care, or treatment options (including alternative treatments that may be self-administered), including providing sufficient information to the Member to provide an opportunity to decide among all relevant treatment options; (2) the risks, benefits and consequences of treatment or non-treatment; and (3) the opportunity for the Member to refuse treatment and express preferences about future treatment decisions. Provider must provide information regarding treatment options in a culturally competent manner, including the option of no treatment. Provider must assure that individuals with disabilities are furnished with effective communications in making decisions regarding treatment options.

3.16

Members Protection and Continuation of Benefits. In the event of the Health Plan’s or an intermediary’s insolvency or other cessation of operations or termination of the Health Plan’s Medicaid Contract or the Health Plan’s Medicare Contract, Provider will continue to provide Covered Services to the Member through the period for which premiums have been paid to the Health Plan on behalf of the Member, or, in the case of Members who are hospitalized as of such period or date, until the Member’s discharge from an inpatient facility, whichever time is greater. Covered Services for Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their continued confinement in an inpatient facility is no longer Medically Necessary.

The provisions of this section shall be construed in favor of the Member, shall survive the termination of this Agreement regardless of the reason for termination, including insolvency, and shall supercede any oral or written contrary agreement between Provider and a Member or the representative of a Member if the contrary agreement is inconsistent with this section.

For the purposes of this section, an “intermediary” is defined as a person or entity authorized to negotiate and execute this Agreement on behalf of Provider or on behalf of a network through which Provider elects to participate.

ARTICLE IV: TERM AND TERMINATION

4.1

Term. This Agreement shall become effective as of the Effective Date and shall continue for a period of one (1) year from that date. Thereafter, the Agreement shall be automatically renewed for periods of one (1) year unless terminated as provided below. Provider acknowledges and agrees that there is no guarantee that Health Plan will enter into the Medicaid Contract or the Medicare Contract, or, if Health Plan has entered into such contracts, that they will remain in effect. Provider acknowledges and agrees that Health Plan is under no obligation to assign, refer to, or maintain any Members with Provider by virtue of this Agreement. Provider acknowledges and agrees that Health Plan will only assign or refer members to Provider after Health Plan’s credentialing committee has approved Provider for participation in Health Plan’s network of Participating Providers. After countersigning this Agreement, Health Plan will complete the blank portions of the first page indicating the Effective Date and return a countersigned original to Provider.

4.2

Termination.

a)

Either party may terminate this Agreement at any time, without cause, by written notice given at least ninety (90) days in advance of such termination to the other party, AHCA and DFS.

b)

This Agreement may also be terminated by Health Plan, with cause, effective immediately upon written notice if Provider violates Sections 3.2 (a), (f), (i), (k), 3.6, 3.11, 5.10 or 5.11 hereof or if, in Health Plan’s reasonable opinion, continuation of this Agreement will negatively affect its Members’ care. Any of the events under section 3.2(f) (i) through (vi), shall be cause for termination pursuant to the provisions of this section 4.2(b).

c)

Provider and Health Plan shall provide ninety (90) days advance written notice to the other, AHCA and DFS by certified or registered mail before terminating this Agreement for any reason other than those described in subsection 4.2(b) above. The non-payment by Health Plan for goods or services rendered by Provider to Members shall not be a valid reason for avoiding this 90-day advance notice of termination provision. Upon receipt by Health Plan of a 90-day termination notice, Health Plan may, if requested by Provider, terminate this Agreement in less than ninety (90) days if Health Plan is not financially impaired or insolvent. This provision is being included in this Agreement pursuant to section 641.315, F.S.

d)

Upon termination of this Agreement, the rights of each party hereunder shall terminate, provided however, that such action shall not release Provider or Health Plan of their obligations with respect to: (i) payments accrued to Provider, as applicable, prior to termination; (ii) Provider’s agreement not to seek compensation from Members for Covered Service provided prior to termination or pursuant to subsection (iii) below; and (iii) the continuation of Provider’s obligations with respect to, and Provider’s care for, then Members until continuation of such Members’ care can be arranged by Health Plan consistent with sound medical judgment, or at Health Plan’s election, until the anniversary date of such Member’s coverage by Health Plan, but not to exceed 6 months, or (iv) as otherwise included in this Agreement. Health Plan shall compensate Provider for such care pursuant to the terms of this Agreement. Provider further agrees that: (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Member and Health Plan, as applicable, and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and Members, or persons acting on their behalf. Upon notice of termination, Provider shall cooperate fully with Health Plan and Health Plan protocols, if any, in the transfer of Members to other Participating Physicians.

e)

By written notice to Provider, Health Plan’s medical director may suspend Referrals or assignments of Members to Provider if Health Plan determines Provider is not complying with (1) the terms of this Agreement, (2) Health Plan’s policies and procedures, or (3) Health Plan’s requirements for credentialing or re-credentialing.

f)

Upon sending a termination notice, the party shall include a statement as to the reason for termination.

g)

Notwithstanding any termination instituted by Health Plan pursuant to the terms of this Agreement, Health Plan shall retain all rights to damages. The rights of termination referred to in this Agreement are not intended to be exclusive and are in addition to any other right or remedies available, as described in this Agreement.

ARTICLE V: MISCELLANEOUS

5.1

Modification of this Agreement. Subject to the provision hereafter, this Agreement may be amended or modified in writing as mutually agreed upon by the parties. In addition, Health Plan may modify this agreement upon thirty (30) days written notice to Provider. Failure of Provider to object to such modification during the thirty (30) day notice period shall constitute acceptance of such modification. If Provider objects to such modification or amendment notwithstanding Section 5.13 below, Health Plan may terminate this Agreement upon written notice pursuant to Section 4.2. This Agreement shall automatically be amended to comply with the requirements of state or federal law without prior notice and right to object.

5.2

Interpretation. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by applicable Florida law as well as applicable federal laws. In the event of any conflict between this Agreement and (a) the Medicaid Contract (b) the Medicare Contract and (c) any contract between Health Plan and a governmental entity (which shall include the Florida Healthy Kids Corporation) with respect to a government health care or benefit program (items (a), (b) and (c) collectively or individually referred to as the

“Contracts”) or (d) the Commercial Policy for which Provider is providing services, the Commercial Policy or Contract(s), as applicable, shall govern. The parties agree that jurisdiction for any legal action regarding this Agreement shall be in the state or federal courts in Hillsborough County, Florida. Members shall not be third party beneficiaries to this Agreement, unless specifically designated by sections of this Agreement and then only to the extent of such section.

This Agreement, and the attachments, exhibits or addenda to this Agreement, have been negotiated at arm's length by Provider and Health Plan, and the parties mutually agree that for the purpose of construing the terms of this Agreement or attachments or exhibits or addenda, neither party shall be deemed responsible for the drafting of this Agreement.

Wherever in this Agreement the singular number is used, the same shall include the plural, and the neuter gender shall include the feminine and masculine genders, and vice versa, as the context shall require.

5.3

Severability. The illegality, unenforceability or ineffectiveness of any provision of this Agreement shall not affect the legality, enforceability or effectiveness of any other provision of this Agreement. If any provision of this Agreement, or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement, nor the application of the provision to other persons, entities or circumstances, nor any other instrument referred to in this Agreement shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

5.4

Assignment, Delegation. This Agreement is intended to secure the services of the contracting Provider and shall not be assigned, sublet, delegated or transferred by Provider without the prior written consent of Health Plan. If Provider should sell its business by either a sale of stock or assets, or other transfer, then unless this Agreement is terminated pursuant to the provisions of Article IV hereof, Provider shall ensure that the successor or assign shall be bound by this Agreement; and Provider shall indemnify and hold harmless for any damages or claims that Health Plan may suffer as a result of this Agreement not being assumed by such successor or assigns. Provider shall not delegate any of its responsibilities under this Agreement other than to a Covering Physician or Subcontractor, in accordance in with the provisions of section 5.16 of this Agreement. Health Plan may delegate certain administrative responsibilities under this Agreement to another entity, and such responsibilities may actually be performed by Health Plan’s designee. Health Plan may assign this Agreement.

5.5

Notice. Any notice required to be given pursuant to the terms and provision hereof shall be sent by certified mail, return receipt requested, postage prepaid, or by overnight mail service such as Federal Express, to Health Plan at:

WellCare of Florida, Inc.
Attn: Provider Relations
8735 Henderson Road Ren. 2
Tampa, FL 33634

5.6

Relationship of Parties.

a)

None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. The Health Plan and  Provider are separate and independent entities in the performance of the obligations devolving upon each and in regard to any services rendered or performed on behalf of Members by any of these entities, their agents, servants, and employees; each is at all times acting and performing as an independent contractor with respect to the other entities. Neither party shall have or exercise any control or direction over the means or methods by which the other shall perform such work or render or perform such services and functions. Health Plan shall have no right to control the means, methods, manner or scope by which Provider renders or performs Covered Services. None of the above nor any of their respective employees shall be construed to be the agent, employee or representative of the other nor will any of the above have an expressed or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party. It is further expressly agreed that no work, act, or omission of any entity, its agents, servants, or employees pursuant to the terms and conditions of this Agreement shall be construed to make or render the others, the agent, servant, or employee of or the joint venturer with the entity or its agents, servants or employees.

b)

Nothing contained in this Agreement or in connection with the QI/UM Program shall be construed to require Provider to: (i) recommend any procedure or course of treatment which a Provider deems professionally unacceptable; or (ii) recommend that Health Plan deny benefits for any procedure or course of treatment.

c)

Health Plan agrees that it shall not intervene in any way or manner with the rendition of medical services by Provider. It is understood and agreed that the traditional relationship between physician and patient will be maintained. Thus, Provider agrees that denial of Authorization by Health Plan for a particular course of medical treatment shall not relieve Provider from timely providing or recommending such care to Members as Provider deems to be appropriate, nor shall such benefit, coverage or eligibility determination be considered to be a medical determination by Health Plan. All coverage determinations are appealable by Members and Provider. Provider agrees to inform Members of their right to appeal an adverse utilization review or coverage determination pursuant to Health Plan’s grievance procedures.

5.7

Headings. The headings in this Agreement are inserted merely for the purpose of convenience and do not limit, define or extend the specific terms so designated.

5.8

Agreements with Employees and Independent Contractors. Notwithstanding any interpretation of this Agreement to the contrary, Provider agrees that all of the provisions of this Agreement, unless clearly inapplicable, shall apply with equal force to Provider’s employees or independent contractors and Provider agrees to assure such compliance. Provider agrees, and shall require its employees and independent contractors who are providing Covered Services to Members to agree that in the event of any inconsistency, omission or misinterpretation in the contract entered into by Provider and the employee or independent contractor, the terms of this Agreement shall control notwithstanding any review or approval of those agreements by Health Plan. All forms of agreements used by Provider with such employees and independent contractors shall be subject to Health Plan’s prior review and approval.

5.9

Professional Corporations or Partnerships. In the event that Provider is a professional corporation, professional association or partnership rather than an individual physician or provider, Provider agrees that all of the terms set forth herein applicable to a Provider shall apply with equal force to both the professional corporation, professional association or partnership and the individual Physicians or Provider’s associated with such entity.

5.10

Member Non-solicitation. Provider, on behalf of itself, understands that Health Plan has developed, at a substantial investment, an ongoing concern. Health Plan’s assets are the Members of the Health Plan, the physician/provider network, contracts, manuals, advertising and marketing materials, and other beneficial property. Provider, on behalf of itself, and each of Provider’s Principals (as identified on Attachment D), acknowledges Health Plan’s property interests and agree, that during the term of this Agreement and one (1) year following the expiration or termination of this Agreement, both Provider and Provider’s Principals, shall not, for any reason, directly or indirectly: (1) encourage, solicit, force or otherwise influence the Health Plan's Members to disenroll from the Health Plan or enroll in any competing health plan; (2) disclose the names, addresses, or phone or identification numbers of any Member to any third party, except as required by process of law or regulation; or (3) use any of Health Plan’s materials, including but not limited to, Health Plan’s Members lists or other assets, directly or indirectly, to further the business purposes of Provider or any of the Provider’s Principals. This provision shall survive the termination or expiration of any term or provisions of this Agreement. Provider acknowledges that the provisions of this section are a separate and independent covenant and the enforcement of this section is not subject to any claims of defense, offset or breach of this Agreement by Health Plan.

5.11

Proprietary Information. Provider recognizes that all material provided to it by Health Plan, including Member lists, is the property of Health Plan. Provider shall not use such information for any purpose other than to accomplish the purposes of this Agreement. Provider shall not disclose or release such material to any third party without the prior written consent of Health Plan. This specifically includes, but is not limited to, use of any of the above eferenced materials, directly or indirectly, to further the business purposes of any other organization or business including, but not limited to Provider, HMOs or other alternative health care delivery systems or other entities in the business of Health Plan. Upon notice of the termination of this Agreement, Provider agrees to return all such materials, including all copies, whether authorized or not, to Health Plan. This provision shall survive the termination or expiration of any term or provision of this Agreement for a period of one (1) year from the effective date of termination. Provider acknowledges that the provisions of this section are a separate and independent covenant and the enforcement of this section is not subject to any claims of defense, offset or breach of this Agreement by Health Plan.

5.12

Enforcement. The parties agree that any violation of sections 3.2(l), 5.10, and 5.11 of this Agreement by Provider will result in irreparable injury to Health Plan. Therefore, in addition to any remedies otherwise available to Health Plan and notwithstanding Section 5.13 below, Health Plan is hereby entitled to an injunction or such other relief as deemed appropriate by the court, enjoining and restraining Provider and any related individuals or parties from violating this section. If it is determined that the scope of the provision of the respective sections are too extensive to be enforceable by the court, then they shall be modified to be whatever is determined by a court to be reasonable in order to obtain enforcement and the parties hereto agree to accept such determination subject to any appeals.

5.13

Arbitration. Except for Sections 3.2(l), 5.10, 5.11, and 5.12 any dispute, controversy or claim arising out of, or relating to, this Agreement shall, on the request of one party served upon the other, be submitted to final binding arbitration with Judicial Arbitration and Mediation Services, Inc. (“JAMS”). Any such dispute, controversy or claims will be settled by arbitration in accordance with the rules of JAMS then in effect. For any dispute which has a claim value exceeding Three Hundred Thousand Dollars ($300,000), the parties shall be able to pursue discovery in the same manner and types as provided by the Federal Rules of Civil Procedure, in accordance with a schedule set by the Arbitrator(s). For any dispute for which the claims individually or in the aggregate do not exceed Three Hundred Thousand Dollars ($300,000), the JAMS Comprehensive Arbitration Rules and Procedures shall be used. Any order, judgment or decision of the arbitrators may be entered in a court of competent jurisdiction. The cost of any arbitration shall be borne equally by the parties and the parties shall each bear their respective attorneys and related fees, unless otherwise ordered by the arbitrators. The site of arbitration shall be at the corporate offices of Health Plan in Hillsborough County or such other location as Health Plan shall choose. Notwithstanding the rules of JAMS, the arbitrators shall not be permitted to award punitive damages nor consolidate cases nor have cases achieve class action status.

Furthermore, if the parties do not initially assert arbitration and are in a Florida county or circuit court, either party may assert the right to voluntary binding arbitration pursuant to section 44.104, F.S and notwithstanding any claims of breach of this Agreement, the nonrequesting party shall agree to such request. The arbitration shall be conducted in accordance with the provisions of section 44.104, F.S.

5.14

Affirmative Action. Provider agrees to abide by all the non-discrimination and affirmative action requirements required by law.

5.15

Credentialing Information. Provider agrees to give the Health Plan, within fifteen (15) days of date of signing of this Agreement, copies of the following items related to its professional position, and to maintain a current copy with the Health Plan, at Health Plan’s office:

a)

A current copy of the State of Florida license.

b)

A current copy of the Drug Enforcement Administration (DEA) registration certificate.

c)

A current copy of the malpractice insurance certificate, or compliance with financial responsibility requirements.

d)

A completed Provider Application Form.

e)

A Curriculum Vitae.

f)

A copy of the applicable graduate school diploma.

g)

Copies of the internship, residency, and fellowship certificates, if applicable.

h)

W-9 Request for Tax Id Number.

i)

Test Claim.

5.16

Individual Providers and Facilities; Authority.

a)

If a Provider is a medical group, facility or other entity whose staff of health care professionals consist wholly or partially of employees, Provider represents and warrants that it has the unqualified authority to bind all such employees to the terms of this Agreement. If Provider has any arrangements with Subcontractors to render Covered Services to Members, Provider shall ensure that all such subcontracts are duly amended to incorporate the terms contained in this Agreement through one of the methods described in sections (b) (i) and (b) (ii), below. Provider shall obtain from such Subcontractors a joinder to this Agreement in a form acceptable to Health Plan.

b)

If Provider is an independent practice association, physician hospital organization, or other intermediary or network organization contracting on behalf of health care providers or facilities, Provider shall ensure that all arrangements with Subcontractors for participation in Health Plan’s network of Participating Physicians and Participating Hospital are in writing and duly executed. Provider shall ensure that all agreements with Subcontractors are duly amended to incorporate the terms contained in this Agreement through one of the following methods:

(i)

If the Subcontractor arrangement contains language that permits a unilateral amendment, Provider shall unilaterally amend each arrangement to include the terms of this Agreement. Such amendment shall be distributed by certified mail, return receipt requested, or through some other comparably verified process, and copies of such amendments and the receipts must be mailed to Health Plan no later than thirty (30) days after the execution of this Agreement, in order for Health Plan to verify that these requirements have been implemented.

(ii)

If the Subcontractor arrangement does not contain language that permits unilateral amendment, Provider shall obtain a signed amendment from each Subcontractor to include the terms of this Agreement. Copies of the amendments, executed by all parties, must be mailed to Health Plan no later than thirty (30) days after the execution of this Agreement, in order for Health Plan to verify that these requirements have been implemented.

c)

Health Plan, at its sole discretion, may from time to time request that an individual employee, facility or Subcontractor not provide Covered Services to Members.

5.17

Entire Agreement. This Agreement (including all attachments annexed hereto) contains all the terms and conditions agreed upon by the parties and supersede all other agreements of the parties, oral or otherwise, regarding the subject matter hereof.

5.18

Typewritten or Handwritten Provisions. Typewritten or handwritten provisions that are inserted in this Agreement or attached to this Agreement as addenda or riders shall not be valid unless such provisions are initialed by both signatories to this Agreement.

5.19

Attachments. The following Attachments are incorporated herein by reference:

☐

Attachment “A” Covered Services

☐

Attachment “B”Global Capitation Compensation Medicaid

☐

Attachment “B-1”Global Capitation Compensation Medicare

☐

Attachment “B-2”Stop Loss

☐

Attachment “C”Joinder for IPAs or other Providers subject to the provisions of section 5.16 of this Agreement

☐

Attachment “D”Ownership

☐

Attachment “E”Medicaid Requirements

☐

Attachment “F”Medicare Requirements

☐

Attachment “G”Healthy Kids Rider

The following Attachments are not applicable:

<Insert name of attachment that is not applicable or type “NONE”>

5.20

HIPAA. Provider and Health Plan shall cooperate with each other so that all necessary actions are taken to assure that they will be in compliance with HIPAA regulations, which shall include, but not be limited to, signing business associate or such other supplemental agreements as are deemed necessary by Health Plan.

5.21

No Third Party Rights. Except as specifically and expressly provided herein, or otherwise provided or required by local, state, or federal law, statute, regulation, rule, order, amendment or other legal requirement, none of the provisions of this Agreement is intended to create nor shall be deemed or construed to create third party rights or status in any Member.

5.22

Survival. The provisions of sections 3.7, 3.8, 3.9, 3.12, 3.14, 5.10, 5.11, 5.12 and 5.13 shall be construed in favor of the Health Plan and shall survive the termination of this Agreement regardless of the reason for termination, including insolvency, and shall supersede any oral or written agreement to the contrary between Provider, Health Plan, Member or the representative of a Member if the contrary agreement is inconsistent with this section.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Health Plan		Provider

By:		By:
Print Name:	James Beerman	Print Name:	Noel J Guillama
Title:	RVP, CEO	Title:	President
Address:	8735 Henderson Rd Tampa, FL 33634	Date:
Date:	11/7/01	Tax I.D.